UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 31, 2016

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Disposition of Assets.

As previously disclosed, on October 13, 2015, Corning Natural Gas Holding Corporation (“CNGHC”) entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) with Orange and Rockland Utilities, Inc. (“O&R”) for the purchase by CNGHC of all of the outstanding capital stock of Pike County Light & Power Company (“PCL&P”), a Pennsylvania corporation. Closing of the acquisition occurred on August 31, 2016. PCL&P is a regulated electric and gas utility. It provides electric service to approximately 4,600 customers in the Townships of Westfall, Milford and the northern part of Dingman and in the Boroughs of Milford and Matamoras. PCL&P provides natural gas service to 1,200 customers in Westfall Township and the Borough of Matamoras. All of these communities are located in Pike County, Pennsylvania.

The purchase price for the stock of PCL&P was $13.117 million, with a closing date working capital adjustment of $2.5 million. As part of the purchase, PCL&P’s outstanding $3.2 million in bonds were assumed.

As of the closing, O&R entered into the following agreements with PCL&P: (i) an Electric Supply Agreement (“ESA”) for O&R’s supply of electricity to PCL&P for distribution to PCL&P’s customers, (ii) a Gas Supply and Gas Transportation Agreement (“GSA”) under which O&R will furnish gas transportation and supply to PCL&P for distribution to PCL&P’s customers, and (iii) a Transition Services Agreement (“TSA”) pursuant to which O&R will provide various other operations, maintenance and administrative services to PCL&P. The ESA and GSA are for three-year terms that may be extended for up to three additional years, and services under the TSA are anticipated to be performed for up to nine months although the twelve-month term may be extended on a month-to-month basis for up to an additional six months. PCL&P has provided O&R with a letter of credit in the amount of $2.125 million as collateral security for PCL&P’s obligations under the TSA, ESA and GSA. Certain other relationships between PCL&P will be ongoing to provide for access, service and maintenance of electric circuits and a gas pipeline which will, as of closing, be owned to the edge of the New York border with Pennsylvania in the Delaware River by O&R and from that the edge of the Pennsylvania border with New York, by PCL&P.

The principal assets of PCL&P acquired by CNGHC through its acquisition of the outstanding capital stock are the assets related to the operation and maintenance of an electric and gas utility, including offices, poles, towers, fixtures, meters, electric power lines, gas lines, easements for its power and gas lines, equipment, and related supplies and materials. The assets of PCL&P do not include any electric generation assets or gas wells. On an interim basis, electricity and gas will be supplied to PCL&P, for supply to its customers, by its former owner, O&R, pursuant to the terms of the ESA and the GSA.

The acquisition of PCL&P was subject to the approval of the Pennsylvania Public Utility Commission (the “PAPUC”). At its public meeting held on August 11, 2016, the PAPUC approved the Recommended Decision of the Administrative Law Judge, dated June 30, 2016, which approved the Joint Petition for Full Settlement of the Joint Application of PCL&P, O&R and CNGHC, and the Pennsylvania Office of Consumer Advocate and the Pennsylvania Officer of Small Business Advocate (the “Settlement”). The Settlement requires PCL&P and CNGHC to take a variety of actions including, among a series of other matters, with respect to hiring a general manager and other staffing of PCL&P, which had no employees when owned by O&R, and not filing for a rate increase prior to March 1, 2018.

The acquisition of PCL&P was financed in part by financing from M&T Bank, including a $12 million term loan, a $2 million line of credit, one or more letters of credit with a limit of up to $2.5 million and an initial amount of $2.125 million, issued to O&R as collateral security for the obligations of PCL&P under the TSA, the GSA and the ESA. The debt is guaranteed by CNGHC. Immediately after the closing, CNGHC caused PCL&P to issue a notice of redemption to the holders of its $3.2 million in bonds, to repurchase the bonds at 100.372% of their principal amount effective October 2, 2016. Additional detail with respect to the financing will be included in a Form 8-K to be filed by CNGHC.

Item 9.01 Financial Statements and Exhibits.

Exhibit No	Exhibit Description	Exhibit Location

10.56	Stock Purchase Agreement, dated	Incorporated by reference
	October 13, 2015.	to Exhibit 10.56 of
CNGHC Form 10-K for the
year ended September 30, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation
Dated: September 1, 2016
By: /s/ Michael I. German
President and Chief Executive Officer